Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-120292, No. 333-64081 and No. 333-90835) and Form S-3 (No. 333-56293) of Noven Pharmaceuticals, Inc. of our report dated March 6, 2006 relating to the financial statements of Vivelle Ventures LLC, which appears in this Form 10-K of Noven Pharmaceuticals, Inc.
/s/ PRICEWATERHOUSECOOPERS LLP
Florham Park, New Jersey
March 13, 2006